Exhibit 99.01

CONTACTS:

For Media Inquiries:	For Investor Inquiries:

Jared Tipton Cepheid Corporate Communications Tel: (408) 400 8377 communications@cepheid.com	Jacquie Ross Cepheid Investor Relations Tel: (408) 400 8329 investor.relations@cepheid.com

Cepheid 904 Caribbean Drive Sunnyvale, CA 94089 Telephone: 408.541.4191 Fax: 408.541.4192

CEPHEID ANNOUNCES BOARD OF DIRECTORS CHANGES

SUNNYVALE, California, February 14, 2013 – Cepheid (Nasdaq: CPHD) today announced that its Board of Directors has elected John Bishop as Chairman of the Board of Directors and named Cristina Kepner as Lead Independent Director, effective February 12, 2013.

Mr. Bishop, currently Cepheid’s Chief Executive Officer, succeeds Thomas Gutshall, who will continue to serve on Cepheid’s board as a director. Mr. Bishop has been Cepheid’s Chief Executive Officer and a director since April 2002.

“It is an honor to succeed Tom Gutshall as Chairman of Cepheid,” said John Bishop. “Since 1996, Tom has contributed immeasurably to Cepheid’s vision and direction, as co-founder and Chairman of the Board and as our original Chief Executive Officer. In addition to his breadth of experience in life sciences, Tom brings his deep experience with our proprietary technologies, and I look forward to his continuing contributions as a director.”

“Cris Kepner has been a significant contributor on the Cepheid Board for 15 years,” added John Bishop. “Given her background and tenure on the Board, Cris brings broad market knowledge as well as a deep understanding of Cepheid, which will be ever more valuable in her role as Lead Independent Director.”

Newly appointed Lead Independent Director Cristina Kepner has been a Cepheid director since 1998. Ms. Kepner was formerly Executive Vice President and Corporate Finance Director of Invemed Associates, an investment bank, where she worked for 22 years. Additionally, Ms. Kepner served as a director of Monogram Biosciences Inc. from May 1996 until August 2009, and as a director and later Chairman of the board of directors of Quipp, Inc. from January 1995 until June 2008.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy-to-use molecular systems and tests. By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to perform sophisticated genetic testing for organisms and genetic-based diseases. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit http://www.cepheid.com.